                                 AMENDMENT NO. 6
                                       TO
                             PARTICIPATION AGREEMENT
                                      AMONG
                             PUTNAM VARIABLE TRUST,
                PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP AND
                       METROPOLITAN LIFE INSURANCE COMPANY

     THIS AMENDMENT TO PARTICIPATION AGREEMENT ("Amendment") dated as of May 1, 2016, amends the Participation Agreement dated as of October 30, 1995, as amended (the "Agreement") among METROPOLITAN LIFE INSURANCE COMPANY ("Company"), PUTNAM VARIABLE TRUST (the "Trust"), and PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP (the "Underwriter"). All capitalized terms not otherwise defined in this Amendment, shall have the same meaning as ascribed in the Agreement.

                                WITNESSETH THAT:

     WHEREAS, pursuant to the Agreement, the Trust has established Authorized Funds, as set forth in Schedule B hereto, as such schedule may be amended from time to time, to set aside and invest assets attributable to the contracts offered by Company; and

     WHEREAS, the parties desire that all Putnam Variable Trust Funds be made available to Company.

NOW, THEREFORE, in consideration of the mutual promises herein, the Company, the Trust, and the Underwriter agree as follows:

     1. Schedule B to the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

     2. Article 11 of the Agreement entitled "Notices" shall be amended as follows:

     "If to the Company:

               Metropolitan Life Insurance Company
               13045 Tesson Ferry Road
               St. Louis MO 63128
               Attention: Elizabeth Rich

               MetLife-Specialized Benefit Resources
               501 Route 22
               Bridgewater NJ 08807
               Attention: Erica English

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               MetLife
               One Financial Center, 20th Floor
               Boston, MA 02111
               Attention: Law Department

     3. In all other respects, the terms of the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, the Company, Trust and the Underwriter hereto have caused this Amendment to be executed in their names and on their behalf by their duly authorized representatives hereto as of the date specified above.


METROPOLITAN LIFE INSURANCE COMPANY
By its authorized officer,

By: /s/ Alan C. Leland, Jr.
    ----------------------------------
Name:  Alan C. Leland, Jr.
Title: Vice President


PUTNAM VARIABLE TRUST
By its authorized officer,

By: /s/ Michael Higgins
    ----------------------------------
Name:  Michael Higgins
       -------------------------------
Title: Fund Treasurer
       -------------------------------


PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP
By its authorized officer,


By: /s/ Mark Coneeny
    ----------------------------------
Name:  Mark Coneeny
       -------------------------------
Title: Head of Relationship Management
       -------------------------------

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                                   Schedule B

                                AUTHORIZED FUNDS
                                ----------------

                FUND                                          SERVICE FEE RATE
                                                              (PER ANNUM RATE)

All Putnam Variable Trust Funds-Class IA                            N/A

All Putnam Variable Trust Funds-Class IB*      0.25% ((25 bp) of average net asset value of all
                                                     Class IB Shares of Authorized Funds)

* Any Fund that does not pay a 12b-l fee shall not have a Service Fee